Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September 5, 2023 (the “Commencement Date”), by and between CalPrivate Bank, a California corporation, its successors and permitted assigns (collectively, the “Bank”), and Cory Stewart (“Executive”), with reference to the following:

A. The Bank considers the addition of Executive’s services, managerial skills, and business experience to be in the best interests of the Bank and its shareholders and desires to obtain the services of Executive on behalf of the Bank on the terms and conditions set forth herein;

B. Executive is expected to make a major contribution to the profitability, growth and financial strength of the Bank. Executive will be an officer and an employee of the Bank and will receive compensation for Executive’s services;

C. Executive desires to be an officer and an employee of the Bank on the terms and conditions set forth herein; and

D. The Bank and Executive desire to enter into a formal agreement setting forth the terms and conditions of Executive’s employment, including outlining Executive’s general duties as Chief Financial Officer of the Bank, and setting Executive’s compensation for services in such capacities.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Bank hereby agrees to employ Executive, and Executive agrees to be employed by the Bank, subject to the terms and conditions of this Agreement, from the Commencement Date through the third anniversary thereof (the “Expiration Date”), provided that Executive’s employment with the Bank can be terminated at the will of either Executive or the Bank at any time, with or without notice, Cause or Good Reason, before the Expiration Date pursuant to Paragraphs 4 and 5. Executive shall serve as the Bank’s Chief Financial Officer and shall have duties, authority, and responsibilities as described herein and as shall be from time to time prescribed by the Bank’s Chief Executive Officer and/or Board of Directors (the “Board”). Executive’s employment with the Bank shall automatically terminate on the Expiration Date and, subject to Paragraph 9.14, this Agreement shall be of no force or effect thereafter, unless Executive and the Bank have entered into an amendment of this Agreement extending the Expiration Date, as set forth in Paragraph 9.2.

2. Best Efforts. Executive shall faithfully discharge Executive’s duties and responsibilities to the best of Executive’s abilities, with reasonable diligence, and shall abide by all policies, procedures and decisions made by the Bank, as well as all applicable federal, state and local laws, regulations and ordinances. During Executive’s employment, Executive shall act in the best interests of the Bank at all times; shall devote substantially all of Executive’s business time and attention to the business and affairs of the Bank; and shall not have other employment, consulting, or independent contractor work that directly or indirectly: (i) conflicts with the interests of the Bank; (ii) negatively affects Executive’s job performance; or (iii) infringes upon the time required by Executive to faithfully perform Executive’s duties and responsibilities to the best of

Executive’s ability. In order to ensure that no conflict exists, Executive agrees not to engage in any outside employment, consulting, or independent contractor work of any kind without the prior written approval of the Board. Executive shall not be entitled to receive any additional compensation for his services as a director, officer or employee of the Bank or of any parent entity holding at least 50% of the outstanding voting power of the Bank (a “Holding Company”) or of any subsidiary of the Bank or any Holding Company. The Bank and Executive acknowledge that as of the date of this Agreement, the Bank is a wholly-owned subsidiary of Private Bancorp of America, Inc. (“PBAM”), which is therefore the Bank’s Holding Company, and the parties agree and confirm that Executive has been appointed as Chief Financial Officer of PBAM, and that he is required under this Agreement to perform the duties required of him by the PBAM board of directors and under the PBAM corporate governance documentation, as his performance of his duties to PBAM is material to the Bank.

3. Compensation and Benefits.

3.1 Salary. The Bank shall pay Executive a minimum annualized salary at the rate of $340,000 less required deductions and taxes, due and payable in accordance with the Bank’s policy for the scheduling of salary payments to employees as in effect from time to time and applicable wage payment and tax laws (the “Base Salary”). The Base Salary shall be evaluated on an annual basis by the Board and may be adjusted by the Board in its sole discretion.

3.2 Withholding and Deductions. The Bank shall withhold and/or deduct from any and all compensation, salary or other payments, all taxes and other deductions required to be deducted or withheld under any provision of law (including, but not limited to, social security payments and income tax withholding) now in effect or which may become effective any time during Executive’s employment with the Bank.

3.3 Expense Reimbursement. The Bank will reimburse Executive for all ordinary and necessary expenses incurred by Executive on behalf of the Bank, subject to Bank policy as in effect from time to time and any approved individual budget, to the extent consistent with applicable law. Executive shall provide adequate documentation of all expenses for which reimbursement is sought.

3.4 Benefits. As a member of the senior management team of the Bank, Executive will be eligible to receive all employee benefits pursuant to the Bank’s standard benefit plans that the Bank generally provides to the other members of the senior management team that may be in effect from time to time.

3.5 Flexible Work Schedule. The Bank does not provide paid vacation or paid time off (PTO) benefits; however, Executive is encouraged to utilize the Bank’s Flexible Work Schedule policy. In order to provide Executive with a flexible work schedule, the Bank shall allow Executive the ability to decide when and how much time to take off, without loss of pay, subject to the Bank’s business needs and Executive’s ability to meet those needs, in accordance with the Bank’s Flexible Work Schedule policy. Executive understands and acknowledges that time off under the Flexible Work Schedule policy is not a form of wages earned and that it will not vest, accrue, or be paid out at the termination of Executive’s employment. Executive agrees that Executive must schedule flexible time off in accordance with, and subject to the terms and conditions of, the Bank’s Flexible Work Schedule policy. The parties agree that Executive’s work schedule is subject to the prior approval of the President and Chief Executive Officer.

3.6 Bonus. Executive will participate in the Executive Bonus Plan and may be eligible for a bonus of up to 30% of Executive’s Base Salary (the “Target Annual Incentive Bonus Amount”) evaluated annually by the Board in its sole discretion (a “Bonus”). Eligibility for payment will be determined by the Bank’s performance and Executive’s individual performance, which will be measured by achievement against a set of Key Performance Objectives established by the President and Chief Executive Officer. The calculation of the Bonus as to any particular year shall be made by the Board or a committee of the Board, which determination shall be final and binding. Before a Bonus is earned by Executive, both of the following conditions must be satisfied, as determined by the Board or a committee of the Board:

3.6.1 “Clawback Event,” as defined by the Clawback Policy of the Bank and PBAM as in effect at the date of the Board’s determination (the “Clawback Policy”) or any similar definition in any successor or replacement policy, shall not have occurred at any time while Executive has served as Chief Financial Officer.

3.6.2 Executive is employed at the time the Bonus is paid.

The Bonus, if any, will be advanced to Executive within two and one-half months after the end of the applicable calendar year, subject to Clawback pursuant to Paragraph 5.8.2 if a determination is made by the Board that one or both of the above conditions have not been satisfied and, therefore, the Bonus, or a portion thereof, has not been earned by Executive.

4. Termination.

4.1 Employer Right to Terminate Employment. Subject to Paragraph 5, the Board has the right to terminate the employment of Executive with the Bank prior to the Expiration Date at will, with or without Cause, including but not limited to, in connection with a Disability of Executive if in accordance with applicable law, upon delivery of written notice to Executive (except in the case of death of Executive, in which event termination shall automatically occur at the date of death), and if termination of employment is with Cause or due to Disability, such notice shall state the reason for termination.

4.2 Termination by Executive. Executive may terminate Executive’s employment with the Bank prior to the Expiration Date at will, with or without notice or Good Reason. Although not required, it is requested that Executive deliver written notice to the Bank one month in advance of the date such termination is to take effect where possible. In the event of such termination, all compensation and benefits shall cease as of the date Executive ceases providing services.

4.3 Termination Upon Expiration. If Executive remains employed under this Agreement through the Expiration Date, and if Executive and the Bank have not entered into an amendment of this Agreement extending the Expiration Date or another written agreement replacing this Agreement, Executive’s employment shall automatically terminate on the Expiration Date. Nothing in this paragraph shall prejudice the at-will status of Executive or require the Bank to negotiate with Executive.

4.4 Automatic Resignations. If Executive’s employment by the Bank terminates for any reason, including without limitation, the termination of Executive with or without Cause or the resignation of Executive, Executive shall, automatically and without further action by any party, be deemed to have resigned from all directorships, offices and other capacities with the Bank and any of its subsidiaries and affiliates, including any Holding Company. Executive agrees to provide any documentation confirming such resignations to the Bank immediately upon request. If Executive fails to submit any documentation confirming such resignations to the Bank immediately upon request, this Paragraph 4.4 shall constitute Executive’s written notice to the Board that Executive is resigning from all directorships, offices and other capacities with the Bank, effective immediately.

4.5 Termination Date. Executive’s “Termination Date” shall be:

4.5.1 If the Executive terminates his or her employment hereunder with or without Good Reason, the date Executive ceases providing services;

4.5.2 If the Bank terminates the Executive’s employment hereunder for Cause, the date the notice of termination is delivered to the Executive;

4.5.3 If the Bank terminates the Executive’s employment hereunder without Cause, the date specified in the notice of termination, which shall be no less than 30 days following the date on which the notice of termination is delivered;

4.5.4 If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

4.5.5 If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

4.5.6 If the Executive’s employment hereunder terminates upon expiration of the Agreement, the Expiration Date.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5. Post-Termination Payments and Benefits. The following, which are all subject to Paragraph 5.8, are the post-termination payments and benefits to which Executive is entitled upon termination of employment.

5.1 Termination for Cause. If the employment of Executive is terminated for Cause, the Bank shall provide Executive only the unpaid earned compensation due at the end of the month in which such termination occurs, which shall be paid on the Termination Date.

5.1.1 Cause. For purposes of this Agreement, “Cause” means an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Bank or Holding Company, willful or habitual neglect of duties (other than as a result of Disability or death), a deliberate disregard of the rules of the Bank or Holding Company which results in a material loss, damage or injury to the Bank or Holding Company, any unauthorized disclosure of any of the Trade Secrets and other Proprietary and Confidential Information of the Bank, inducing any client or customer of the Bank to break any contract with the Bank or inducing any principal for whom the Bank acts as agent to terminate such agency relations, or engaging in any conduct which constitutes unfair competition with the Bank, or any act which results in Executive being removed from any office of the Bank by or upon the order of any bank regulatory agency.

5.2 Termination Resulting from Disability. If the employment of Executive is terminated without Cause due to Disability, the Bank shall provide Executive only the following: (i) the Base Salary due at the end of the month in which such termination occurs, which shall be paid on the Termination Date; and (ii) the insurance benefits described in Paragraph 3.4 shall be extended at the Bank’s sole cost for a period of up to 6 months following the date of termination. As used in this Agreement, “Disability,” means an inability to engage in any substantial gainful activity, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

5.3 Termination Resulting from Death. If the employment of Executive is terminated due to death, the Bank shall provide only the following: (i) to the Beneficiary, as defined herein, the Base Salary due Executive at the end of the month in which such termination occurs; and (ii) the insurance benefits described in Paragraph 3.4 at the date of death shall continue to be provided to the persons covered at the date of death (other than Executive) at the Bank’s sole cost for a period of 180 days following the date of death. “Beneficiary” means the person or entity to receive rights or benefits under this Agreement, as set forth in this Agreement, in the event of the death of Executive. Executive hereby designates Shelby Stewart as the Beneficiary until Executive notifies the Bank in a signed writing otherwise.

5.4 Termination by the Bank Without Cause or by Executive for Relocation Good Reason. If the employment of Executive is terminated by the Bank without Cause (other than due to death or Disability), or by Executive for Good Reason which is a Relocation Good Reason (as defined in Paragraph 5.5.4(e)), the Bank shall provide Executive only the following: (i) any accrued but unpaid Bonus related to the prior calendar year, (ii) (A) in the case of termination by the Bank without Cause, in the sole discretion of the Board, either 12 months of continued Base Salary, payable monthly, or a lump sum payment of 12 months of Base Salary, or (B) in the case of termination by Executive for Good Reason which is a Relocation Good Reason, twelve months of continued Base Salary, payable monthly, but terminating automatically at any time Executive accepts alternative employment during the payment period, (iii) in the case of termination without Cause by the Bank, in the sole discretion of the Board, either a lump sum payment or payment over a 12 month period, of the pro rata portion of the Target Annual Incentive Bonus Amount (calculated on a daily basis) that Executive could have earned with respect to the portion of the calendar year elapsed through the date of termination under the most recently approved annual incentive bonus plan, if any, paid within two months of the Termination Date, and (iv) the Bank shall reimburse Executive for COBRA payments for up to nine months following the date of termination by the Bank without Cause, or six months following the date of termination by Executive for Good Reason which is a Relocation Good Reason; all provided that a full and complete release of claims against the Bank and its affiliates in the form of Exhibit A is executed and delivered to the Bank within 45 days of Executive’s receipt of the release and provided that Executive has not initiated any suit, arbitration or other dispute resolution procedure against the Bank or any of its affiliates. This Paragraph 5.4 shall apply only with respect to a termination of employment occurring prior to a Change of Control.

5.5 Change of Control Termination If the employment of Executive is terminated within one (1) year after the consummation of a Change of Control, as defined in Paragraph 5.5.4, by the Bank without Cause (excluding death or Disability) or by Executive for Good Reason, the Bank shall pay Executive the Change of Control Severance Payments, as defined in Paragraph 5.5.1, within two months of the Change of Control Termination, provided that: (i) a full and complete release of claims against the Bank and its affiliates in the form of Exhibit A is executed and delivered to the Bank within 45 days of Executive’s receipt of the release of claims; and (ii) Executive has not initiated any suit, arbitration or other dispute resolution procedure against the Bank or any of its affiliates. Such Change of Control Severance Benefits shall be in lieu of and not in addition to any otherwise applicable compensation that would be provided under Paragraph 5.4 notwithstanding the provisions of that paragraph. Change of Control Severance Benefits shall not be payable with respect to a Change of Control Termination occurring more than one year after the date of a Change of Control. Termination of employment at the Expiration Date shall not be deemed a Change of Control Termination.

5.5.1 “Change of Control Severance Benefits”. In addition to any accrued but unpaid earned compensation, which shall be paid on the Termination Date, Executive will receive (i) a lump sum payment of 18 months of Executive’s then current Base Salary, (ii) if either (x) Executive remained employed by the Bank or its successor in interest for at least 90 days following the Change of Control, or (y) Executive’s employment with the Bank or its successor in interest terminated after the Change of Control but prior to the expiration of such 90 day period, as a result of termination of employment by the Bank or its successor in interest or termination for Good Reason by Executive, the pro rata portion of the Target Annual Incentive Bonus Amount (calculated on a daily basis) that Executive could have earned with respect to the portion of the calendar year elapsed through the Termination Date under the most recently approved annual incentive bonus plan, if any, payable over six (6) months commencing one month after the expiration of 90 days following the Change of Control; and (iii) reimbursement of COBRA premiums for a period of 12 months following the date of termination.

5.5.2 Offset. The obligations of the Bank under this Paragraph 5.5 are not subject to offset or reduction because Executive is receiving or entitled to other compensation or benefits under this Agreement.

5.5.3 Golden Parachute Limitations. The payments and benefits provided under this Paragraph 5.5 shall be considered to be in full and complete satisfaction of any and all rights that Executive may enjoy under the terms of this Agreement. Notwithstanding the foregoing, to the extent that the aggregate present value of any or all payments and benefits in the nature of compensation to (or for the benefit of) Executive provided under this Agreement or otherwise provided to Executive by or on behalf of the Bank or any affiliate, parent or controlling entity of the Bank, constitute a “parachute payment” under the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the parties agree that the payments or benefits provided to Executive pursuant to this Agreement shall be reduced (in each case, in such manner as Executive in Executive’s sole discretion shall determine) so that the present value of the total amount received by Executive that would constitute a “parachute payment” will be $1.00 less than three times Executive’s base amount (as defined in Section 280G of the Code) and so that no portion of the payment or benefits received by Executive would be subject to the excise tax imposed by Section 4999 of the Code.

5.5.4 Change of Control Definitions. A “Change of Control” means one of the following:

(a) “Change in Ownership”. A change in ownership means a merger, reorganization or consolidation of the Bank or its parent company, PBAM which results in more than 50% of the voting stock of the Bank or PBAM being owned by Persons who are not holders of voting stock of the Bank or PBAM immediately prior to the closing of the transaction, or the acquisition by any Person (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or entity of more than 50% of the voting stock of the Bank or PBAM. Notwithstanding the foregoing, the formation of a holding company for the Bank or PBAM, or a holding company for an existing holding company of the Bank or PBAM, as to which the beneficial owners are substantially identical in proportion to their prior ownership of the Bank, PBAM or existing holding company shall not be deemed a Change of Control.

(b) “Change in Effective Control”. A change in the effective control of PBAM occurs on the date that either:

(i) any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of PBAM common stock possessing fifty percent (50%) or more of the total voting power of the PBAM common stock. For purposes of this clause (i), if any Person is considered to be in effective control of PBAM, the acquisition of additional control of PBAM by the same Person will not be considered a Change of Control; or

(ii) a majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the directors in place prior to the date of the appointment or election.

(c) “Change in Ownership of a Substantial Portion of Assets”. A change in the ownership of a substantial portion of PBAM’s assets occurs on the date that any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from PBAM that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of PBAM immediately prior to such acquisition or acquisitions. For purposes of this subsection (c), gross fair market value means the value of the assets of PBAM, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d) “Person”. For the purposes of a Change of Control, the term “Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), except that “Person” shall not include: (i) any PBAM Affiliate; (ii) any employee benefit plan of any PBAM Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of any PBAM Affiliate; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) that, as of the date hereof, is the owner, directly or indirectly, of securities of PBAM representing more than fifty percent (50%) of the combined voting power of PBAM’s then outstanding securities. “PBAM Affiliate” means PBAM or a Subsidiary of PBAM. “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing and where PBAM owns a controlling interest in such other entity or chain of entities, within the meaning of Treasury Regulation 29 C.F.R. § 1.409A-1(b)(5)(iii).

(e) “Good Reason”. “Good Reason” means any one of the following events described in subparts (i) through (iii) (any one of which will constitute “Good Reason”) has first occurred without Executive’s written consent: (i) a reduction of 15% or more in Executive’s Base Salary below the rate then in effect in accordance with Paragraph 3.1, provided that in the event the salaries of all executives with the title of Executive Vice President or above are reduced by a percentage on the authority of the Board such a reduction shall not constitute “Good Reason”; (ii) the Bank requiring that Executive be based outside of Seattle, Washington or within 75 miles of the geographic center of that City, or the Bank requiring that Executive work out of an office of the Bank not within that geographic area for more than two (2) days per week on average in any calendar quarter (“Relocation Good Reason”); or (iii) a reduction in title such that Executive no longer has the title of either Chief Financial Officer or Chief Accounting Officer. Notwithstanding the foregoing, no Good Reason shall exist unless (A) Executive has given written notice to the Bank of the existence of the Good Reason condition affecting Executive within ninety (90) days of its initial existence, (B) the Bank has been provided a period of at least thirty (30) days to remedy the Good Reason condition and has not remedied the Good Reason condition, and (C) if the Bank fails to remedy the Good Reason condition during the 30-day cure period, Executive terminates employment within thirty (30) days following the end of such 30-day cure period. Executive’s failure to timely provide such written notice to Bank or Executive’s failure to timely resign Executive’s employment for Good Reason means that Executive will be deemed to have consented to and waived the Good Reason event. If the Bank does timely cure or remedy the Good Reason event, then Executive may either resign Executive’s employment without Good Reason or continue to remain employed subject to the terms and conditions of this Agreement.

5.6 Nonassignability. Neither Executive nor any other person or entity shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of Executive under this Paragraph 5, nor shall any of said rights or benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or any other person or entity, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. The terms of this Paragraph 5.6 shall not affect the interpretation of any provision of this Agreement.

5.7 Claims Procedure. The Board shall make all initial determinations as to rights to benefits under this Paragraph 5.

5.8 Regulatory Restrictions and Clawback.

5.8.1 Regulatory Golden Parachute Limitations. The parties understand and agree that at the time any payment would otherwise be made or benefit provided under Paragraph 5 or Paragraph 6.3, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice or, for some other reason, not properly due or payable by the Bank. Among other things, the regulations at 12 C.F.R. Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time. The Bank agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under Paragraph 5 or Paragraph 6.3, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required. The parties understand, acknowledge and agree that notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under Paragraph 5 or Paragraph 6.3 where (i) an appropriate regulatory authority does not approve or acquiesce as required or (ii) the Bank has been informed orally or in writing by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound practice, violate a written agreement with the regulatory authority, violate an applicable rule or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Bank. If at the date of termination the Bank is in a “troubled condition,” or otherwise subject to informal or formal regulatory action, as determined by its primary federal or state regulator, the regulator’s later change in that determination shall not affect the restrictions on the obligations of the Bank above.

5.8.2 Bank Clawback Policy. Executive agrees that Executive is subject to the Clawback Policy of the Bank and PBAM as currently in effect and as amended or replaced from time to time. Executive further agrees to comply with such policy, including the provisions permitting clawback of incentive compensation by the Bank and PBAM.

5.9 Right of Offset. Any and all of the compensation and benefits that would otherwise be provided under Paragraph 5, with the exception of amounts due under applicable law, are subject to the Bank’s offset for any liability of Executive to the Bank caused by Executive’s dishonesty, willful act or gross negligence, to the extent the Board determines that such liability exists. In addition, without limiting the remedies of the Bank otherwise available under this Agreement or otherwise, all compensation and benefits that would otherwise be payable under Paragraph 5, with the exception of amounts due under applicable law, shall cease as of the date Executive first violates any of the provisions included in Paragraph 6.5.

5.10 Overlapping Benefits and Payments. Notwithstanding Section 5.5.2, in the event that Executive receives payments and/or benefits under one of Paragraph 5.1 through 5.5, and 5.12 or under a Salary Continuation Agreement or other agreement to the extent it specifically references this Paragraph 5.10, Executive may not receive payments and/or benefits under one of the other of such paragraphs or such agreement, and the first such applicable of those paragraphs or such other agreement shall apply.

5.11 Delayed Payments. In the event that Internal Revenue Code section 409A, as amended, (“409A”) applies to any compensation with respect to a separation from service, payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six months from the date of separation from service. On the day following the end of such six-month period, the Bank shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Paragraph 5.11.

5.12 Death Following Termination. If Executive dies while receiving any payments under this Paragraph 5, such payments shall be paid to the Beneficiary, as defined in Paragraph 5.3, as would otherwise be required under this Paragraph 5. The benefits provided with reference to Paragraph 3.4 shall be continued for a period of 180 days to the extent they were otherwise being provided at the time of death, and all other benefits shall cease as of the date of death.

6. Additional Covenants.

6.1 Keyman Life Insurance. The Bank shall have the right to obtain and hold a “keyman” life insurance policy on the life of Executive with the Bank as beneficiary of the policy. Executive agrees to provide any information or submit to any physical examination required for such policy.

6.2 Unsecured General Creditor. Neither Executive nor any other person or entity shall have any legal right or equitable rights, interests or claims in or to any property or assets of the Bank under the provisions of this Agreement. No assets of the Bank shall be held under any trust for the benefit of Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of the Bank under this Agreement. All of the Bank’s assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Bank’s obligations under this Agreement are unfunded and unsecured promises and, to the extent such promises involve the payment of money, they are promises to pay money in the future. Executive and any person or entity claiming through Executive shall be unsecured general creditors with respect to any rights or benefits hereunder.

6.3 Indemnification. Separately, PBAM and Executive have entered into an Indemnification Agreement in the form for “Executive Officers.” This Paragraph 6.3 shall not limit any other rights to indemnification that Executive may now or hereafter have by law or under the articles, bylaws or resolutions of the Bank or otherwise.

6.4 Dispute Resolution. Any and all disputes covered by the Executive Arbitration Agreement attached as Exhibit B, and incorporated herein by reference, shall be resolved in accordance with that document.

6.5 Business Protection Covenants.

6.5.1 Protection of Confidential Information and Trade Secrets.

(a) Definitions.

(i) “Confidential Information” means any and all information whether prepared, conceived or developed by an employee of the Bank or predecessor of the Bank (including Executive) or received by the Bank or predecessor of the Bank from an outside source, and which is not generally known to the public and, as a result, is of economic benefit to the Bank in the conduct of its business, including, without limitation, Trade Secrets, information relating to the business of the Bank, any of its customers, governmental relations, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, or any other information concerning the business of the Bank, its subsidiaries, affiliates and/or predecessors, or the Bank’s good will. Confidential Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Bank or its affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an employee of the Bank or its affiliates or predecessors and who did not derive it from the Bank or its affiliates or predecessors. Confidential Information does not include general industry skills, experience, or know-how, and does not include information that is generally available to the public.

(ii) “Trade Secret” has that meaning set forth under applicable law. It includes all information that may be considered a Trade Secret under applicable law.

(b) Confidentiality, Non-Disclosure and Adverse Use. During the term of employment with the Bank, Executive will have access to and become acquainted with various Trade Secrets and Confidential Information owned by the Bank and used in the operation of the Bank’ business, the wrongful use or disclosure of which to the public or competitors of the Bank would materially adversely affect the business and prospects of the Bank. Executive acknowledges and agrees that the Bank is entitled to prevent the unauthorized use and disclosure of its Confidential Information and Trade Secrets. As part of the consideration for Executive’s employment and for the compensation being paid to Executive by the Bank, Executive agrees to hold in strictest confidence and will not disclose or use in any manner, directly or indirectly, any such Confidential Information or Trade Secrets either during the term of Executive’s employment with the Bank or at any time thereafter, except as authorized and required in the course of employment with the Bank, and will not at any time use any of the Bank’s Confidential Information or Trade Secrets in any manner that may directly or indirectly have an adverse effect upon the Bank’s business, nor will Executive perform any acts that would tend to reduce the value of the Bank’s Confidential Information or Trade Secrets.

(c) Immunity Notice. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

6.5.2 Return of Bank Property. Executive expressly agrees that all manuals, document, files, reports, studies, customer lists, business plans, loan and deposit program plans and outlines, customer solicitation and follow-up techniques and plans, marketing plans, investment banker and financial advisor relationships and arrangements, employee policies, incentive compensation arrangements, instruments, software, and other materials used and/or developed by Executive during Executive’s employment with the Bank, whether in paper, computer readable, computer coded, magnetic, compact disk or other tangible or electronic form are solely the property of the Bank, and Executive has no right, title or interest therein. Executive hereby further acknowledges that all such items constitute confidential Trade Secrets and/or Confidential Information, the wrongful use or disclosure of which to the public or competitors of the Bank would materially adversely affect the business and prospects of the Bank. Upon termination of employment of Executive, Executive or Executive’s representatives shall promptly deliver possession of all said property, in whatever form, to the Bank in good condition.

6.5.3 Inducing Employees to Leave the Bank; Employment of Employees. Executive acknowledges that any attempt on the part of Executive to interfere with or raid any employees of the Bank or any of its subsidiaries or affiliates, or any effort by Executive to interfere with the Bank’s relationship with its other employees would be harmful and damaging to the Bank. Executive agrees that to the fullest extent allowed by applicable law, during the term of employment and for a period of 8 months thereafter, Executive will not in any way disrupt, damage, impair, or interfere with the business of the Bank or any one of its subsidiaries or affiliates by, directly or indirectly, interfering with, soliciting, recruiting, attempting to recruit or raiding any employee of the Bank or any employee of its subsidiaries or affiliates or otherwise interfere with or disrupt the relationships between the Bank and its subsidiaries and affiliates and their respective employees.

6.5.4 Equitable Relief. Executive acknowledges and agrees that irreparable injury will result to the Bank in the event of a breach of any of the provisions of Paragraph 6.5.1 or Paragraph 6.5.3 (the “Designated Provisions”) and that the Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Bank or its subsidiaries or affiliates may have, the Bank and any relevant subsidiary or affiliate shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance), without any requirement to post any bond, to restrain the violation or breach thereof by Executive or any affiliates, agents, or any other persons acting for or with Executive in any capacity whatsoever.

6.5.5 Severability. It is the desire and intent of the parties that each of the Designated Provisions shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision in the Designated Provisions shall be adjudicated or found to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated or found to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication or finding is made. In addition, should any court or arbitrator determine that any of the Designated Provisions shall be unenforceable with respect to scope, duration, or geographic area, such court or arbitrator shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Bank, to the fullest extent permitted by applicable law, the benefits intended by the particular paragraph at issue.

7. Other Agreements. The parties agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of the Bank, the terms of this Agreement shall supersede the terms of such employee manual or policy.

8. No Violation of Rights of Third Parties. Executive warrants that the performance of all the terms of this Agreement and as an employee of the Bank does not and will not breach non-competition, non-solicitation, non-disclosure, or any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to or during Executive’s employment with the Bank. Executive agrees not to disclose to the Bank, or induce the Bank to use, any confidential or proprietary information or material belonging to any previous employers or others. Executive warrants that Executive is not a party to any other agreement that will interfere with Executive’s full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

9. General Provisions.

9.1 Notices. Unless otherwise specifically permitted by this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice; (ii) if mailed in accordance with the provisions of this Paragraph 9.1, two business days after the date placed in the United States mail; or (iii) if mailed other than in accordance with the provisions of this paragraph or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice. Notices shall be given at the following addresses:

If to the Bank:	With a copy to:

CalPrivate Bank	Board of Directors
9404 Genesee Ave., Suite 100	Compensation Committee
La Jolla, California 92037	CalPrivate Bank
Attention: President & Chief Executive	9404 Genesee Ave., Suite 100
Officer	La Jolla, California 92037

If to Executive:

Cory Stewart

Address in the Bank’s Personnel Records

The relevant party may change the address for delivery of notices by giving notice of such change in accordance with this Paragraph 9.1.

9.2 Complete Agreement; Modifications. This Agreement and written agreements, if any, entered into concurrently herewith (i) constitute the parties’ entire agreement, including all terms, conditions, definitions, warranties, representations, and covenants, with respect to the subject matter hereof, (ii) merge all prior discussions and negotiations between or among any or all of the parties as to the subject matter hereof, and (iii) supersede and replace all terms, conditions, definitions, warranties, representations, covenants, agreements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered, or modified except by a writing signed by the party to be bound. With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures. Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

9.3 Further Actions. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

9.4 Assignment. No party may assign its rights under this Agreement without the prior written consent of the other party hereto.

9.5 Successors and Assigns. Except as explicitly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

9.6 Severability. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

9.7 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

9.8 Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

9.9 Limited Third-Party Beneficiaries. This Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and not for the benefit of any third party, except that PBAM is a third party beneficiary of this Agreement.

9.10 Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

9.11 References. A reference to a particular paragraph of this Agreement shall be deemed to include references to all subordinate paragraphs, if any.

9.12 Counterparts. This Agreement may be signed in multiple counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event this Agreement is signed in counterparts, each counterpart shall be deemed an original and all of the counterparts shall be deemed to be one agreement.

9.13 Applicable Law. Except to the extent governed by the laws of the United States, this Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

9.14 Survival. The definitions in this Agreement, and the rights and obligations contained in Paragraph 6.4 (“Dispute Resolution”), 6.5 (“Business Protection Covenants”) and 9 (“General Provisions”) shall survive any termination or expiration of this Agreement except as provided within such paragraphs.

9.15 Savings Clause. The Bank intends for this Agreement to comply in form and in operation with 409A. Notwithstanding any other provision of this Agreement, the Bank shall be permitted to amend or eliminate any provision or term of this Agreement to the extent that such provision or term violates or conflicts with the requirements of 409A or the compliance by the Bank with such provision or term will result in a violation of 409A.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE BANK:	EXECUTIVE:

Cal Private Bank

/s/ Richard L. Sowers	/s/ Cory Stewart
Name: Richard L. Sowers	Name: Cory Stewart
Title: President & Chief Executive Officer

EXHIBIT A

Separation Agreement and General Release of Claims

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into by and between _______________ (“Employee”) and CalPrivate Bank, a California corporation (the “Bank”).

RECITALS

A. Employee’s employment with the Bank concluded on _________, ______ (“Separation Date”).

B. The Bank wishes to assist Employee in Employee’s transition to other employment and has offered to provide Employee with Separation Pay as described below in exchange for a release of any and all possible claims against the Bank and its parent company, Private Bancorp of America, Inc. (“PBAM”) by Employee arising out of their relationship to date, including Employee’s employment with the Bank, the employment agreement between the Bank the Employee dated _____ (the “Employment Agreement”), and the termination of Employee’s employment, on the terms and conditions described below.

THEREFORE, in consideration of the promises and mutual agreements set forth below, the undersigned agree as follows:

AGREEMENT

1. Separation Payment. In consideration of the covenants and releases set forth herein, the Bank agrees to pay Employee a separation payment in the gross amount of $ __________, less all appropriate federal and state tax withholdings, to which Employee is not otherwise entitled (“Separation Payment”), $__________ of which shall be consideration for Employee’s release of Age Discrimination in Employment Act of 1967 (“ADEA”) claims as set forth in Section 3, below, provided that no such payment shall be made until at least eight (8) days have past since Employee’s execution of this Agreement. The Separation Payment will be made in a lump sum via check mailed to Employee’s last known address (if Employee does not currently use direct deposit) on the first payday following the later of: a) the Effective Date as described below; or b) the date on which Employee returns all of the Employer’s property in Employee’s possession as provided under paragraph 10, below. Employee acknowledges and agrees that the Separation Payment constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement. With the sole exception of the Separation Payment, Employee acknowledges that Employee has received all compensation, wages, earned commissions and/or earned bonuses owed to Employee though the Separation Date. By signing this Agreement, Employee expressly acknowledges and agrees that Employee has not earned, nor is Employee owed, any further payments of any kind, including any bonus payments, after the Separation Date.

2. General Release of All Claims Except ADEA Claims.

a. In consideration of the Separation Payment described in Section 1, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Bank, PBAM and any related holding, parent, sister or subsidiary entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type, whether known or unknown, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transaction, affairs or occurrences between the parties to date, to the fullest extent permitted by law, including but not limited to, Employee’s employment with the Bank, the Employment Agreement, or the termination of Employee’s employment. This release is intended to have the broadest possible application and includes, without limitation, any and all contract, tort, common law, constitutional, and statutory claims (except the federal statute specifically excluded hereafter), as well as claims for wrongful termination, wage claims, and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, the laws of any state in which Employee performed services for Employer, and all claims for attorneys’ fees, costs and expenses. This release specifically excludes any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA. Employee’s release of ADEA claims will be addressed separately in Section 3 of this Agreement. In addition, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot, by statute, lawfully be waived by this Agreement.

b. Employee irrevocably and absolutely agrees that to the fullest extent allowed by law, Employee will not prosecute nor allow to be prosecuted on Employee’s behalf, in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution by Employee of this release, the Bank and any related holding, parent, sister or subsidiary corporations or entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

c. To the fullest extent allowed by law, Employee expressly waives Employee’s right to recover any type of personal relief, including monetary damages or reinstatement, from the Bank, PBAM and any related holding, parent, sister or subsidiary corporations or entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

d. [Employee acknowledges that during Employee’s employment, Employee has not made any claims or allegation to the Bank related to sexual assault or abuse, harassment, discrimination or retaliation.]

3. Release of All ADEA Claims.

a. This section of the Agreement exclusively addresses Employee’s release of claims arising under federal law involving discrimination on the basis of age in employment (age 40 and above). This section is provided separately, in compliance with federal law, including but not limited to the Older Workers’ Benefit Protection Act of 1990, to ensure that Employee clearly understands Employee’s rights so that any release of age discrimination claims under federal law (the ADEA) is knowing and voluntary on the part of Employee.

b. Employee represents, acknowledges and agrees that the Bank has advised Employee, in writing, to discuss this Agreement with an attorney, and to the extent, if any, that Employee has desired, Employee has done so; that the Bank has given Employee twenty-one (21) days from receipt of this Agreement to review and consider this Agreement before signing it, and Employee understands that Employee may use as much of this twenty-one (21) day period as Employee wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause Employee to sign this Agreement; that Employee has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that Employee is executing this release voluntarily and free of any duress or coercion.

c. The parties acknowledge that for a period of seven (7) days following the execution of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired. This Agreement shall become effective eight (8) days after it has been signed by Employee and the Bank, and in the event the parties do not sign on the same date, then this Agreement shall become effective eight (8) days after the date it is signed by Employee.

d. In consideration of the Separation Payment described in Section 1 of this Agreement, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Bank and any related holding, parent, sister or subsidiary entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA and related directly or indirectly to Employee’s employment with the Bank and the termination of said employment.

e. This Agreement does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Agreement.

4. Section 1542 Waiver. Employee does expressly waive all of the benefits and rights granted to Employee pursuant to California Civil Code section 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, THAT, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee understands that Employee is a “creditor” within the meaning of Section 1542.

Employee does certify that Employee has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, above, and that Employee fully understands all of the same. Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages (including, without limitation, those arising under the ADEA), as well as those injuries and damages that are now disclosed.

5. Confidentiality. Employee agrees that all matters relative to this Agreement, including the negotiations leading up to this Agreement and its terms, shall remain confidential, except as required by law. Accordingly, Employee hereby agrees that, with the exception of Employee’s spouse, regulatory agencies of the Bank and PBAM and tax advisors, Employee will not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the Bank, the terms and conditions of this Agreement, except as otherwise required by law. [This confidentiality provision does not apply to the underlying facts and/or circumstances giving rise to Employee’s claim of sexual [harassment, discrimination, or abuse].1

6. Non-Disparagement. To the fullest extent permitted by law, Employee agrees not to make any false, derogatory or defamatory statements remarks or comments, written or verbal, that may disparage the Bank or any of its present or former directors, employees, agents or volunteers. The Bank agrees that it will neither disparage Employee nor make any derogatory or adverse statements, written or verbal, to anyone regarding Employee. If an arbitrator determines that the Bank has breached its obligations under this Section 6, to the extent the Separation Payment has not been paid in full, the Bank shall be required to make the Separation Payment in full to Employee within five (5) days following such arbitrator’s determination. Nothing in this Section 6 shall prohibit or relate to any statement by any person to any bank regulatory agency. Nothing in this Section shall prohibit Employee from responding truthfully and completely to any valid court order or subpoena, from communicating with a government agency, or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe is unlawful.

7. Entire Agreement. The parties further declare and represent that no promise, inducement or agreement not herein expressed has been made to them and that this Agreement contains the full and entire agreement between and among the parties, and that the terms of this Agreement are contractual and not a mere recital.

8. Trade Secret/Proprietary Information. Employee hereby reaffirms Employee’s obligations under Employee’s Employment Agreement with the Bank to which this Agreement relates, which shall remain in effect to the extent provided in the Employment Agreement. Employee further agrees that Employee shall not disclose to any person(s) or entity(ies) at any time or in any manner, directly or indirectly, any information relating to the operations of the Bank

[1]	To be included when there were allegations of sexual harassment, discrimination or abuse.

which has not already been disclosed to the general public, except to the extent disclosure of such information may be required by law. Employee agrees that this provision includes, but is not limited to, the following information: proprietary information and/or trade secrets; secret formulae; customer lists and/or names; product and service prices; customer charges; contracts; contract negotiations and employee relations matters. Employee understands and agrees that this list is not all-inclusive.

9. Return of Company Property. Employee agrees to promptly return all property or information belonging to the Bank, including all keys, computers, cellular telephones, and any document or property Employee generated during Employee’s employment at the Bank, and agrees that no such property will be in Employee’s possession or control at the time Employee receives the consideration specified in Section 1. This includes all property or information that may have come into Employee’s possession as a result of Employee’s employment with the Bank. Employee further acknowledges that Employee has not retained any copies of any such information.

10. Applicable Law. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

11. Dispute Resolution. Any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through AAA in San Diego, California, under the then current applicable rules of AAA. Each party shall be responsible for its or their own costs and attorneys’ fees in connection with the arbitration.

12. Complete Defense. This Agreement may be pleaded as a full and complete defense against any action, suit or proceeding that may be prosecuted, instituted or attempted by either party in breach thereof.

13. Severability. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

14. No Admission of Liability. It is understood that this Agreement is not an admission of any liability by the Bank

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

16. Counterparts. This Agreement may be signed in counterparts. A facsimile signature shall have the same force and effect as an original signature.

Employee and the Bank have read the foregoing Agreement and know its contents and fully understand it. Employee and the Bank acknowledge that they have fully discussed this Agreement with their respective attorneys to the extent desired, or have had the opportunity to do so, and fully understand the consequences of this Agreement. No party is being influenced by any statement made by or on behalf of any of the other party to this Agreement. Employee and the Bank have relied and are relying solely upon their own judgment, belief and knowledge of the nature, extent, effect and consequences relating to this Agreement and/or upon the advice of their own legal counsel concerning the consequences of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated:
Employee :

CalPrivate Bank

Dated:	By:
Name:
Its:

EXHIBIT B

MUTUAL ARBITRATION AGREEMENT

THIS MUTUAL ARBITRATION AGREEMENT (“Arbitration Agreement”) is made by and between CalPrivate Bank, a California state-chartered bank (the “Bank”), and Cory Stewart (the “Executive”), effective as of the date of signature below.

The purpose of this Arbitration Agreement is to establish final and binding arbitration for all claims or disputes that could otherwise be filed in state or federal court arising out of or related in any way to Executive’s employment, the Employment Agreement between the Bank and Executive executed contemporaneously herewith (the “Employment Agreement”) or the termination of Executive’s employment on the terms and conditions set forth below in order to gain the benefits of a speedy, impartial dispute-resolution procedure.

Therefore, in consideration of the mutual promises made in this Arbitration Agreement, the sufficiency of which is agreed to by the Parties, the parties agree to the following:

1. Claims Covered By The Arbitration Agreement. To the fullest extent allowed by applicable law, Executive and the Bank mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that the Bank may have against Executive or that Executive may have against the Bank or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as the “Bank”) that could otherwise be filed in state or federal court, relating to, resulting from, or in any way arising out of Executive’s employment relationship with the Bank, the Employment Agreement and/or the termination of Executive’s employment relationship with the Bank, to the fullest extent permitted by law. The claims covered by this Arbitration Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, religion, national origin, age, marital status or medical condition, disability, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance, unless specifically excluded herein or that may not lawfully be subject to pre-dispute arbitration agreements. Claims excluded from this Arbitration Agreement are claims for workers’ compensation benefits, state disability benefits, state unemployment benefits, sexual harassment and sexual assault disputes arising under federal, state, or tribal law that arise or accrue on or after March 3, 2022, unless the Executive elects to arbitrate these claims; administrative charges filed with a federal, state, or local government office or agency, representative claims that cannot be waived under applicable law, claims for public injunctive relief under the Consumers Legal Remedies Act, the Unfair Competition Law, or the false advertising law, or any other claim that cannot legally be subject to a pre-dispute arbitration agreement under applicable law. To the fullest extent permitted by law, and except for representative, class, collective, or joint claims that cannot be waived under applicable law and which are therefore excluded from this Agreement, Executive and the Bank expressly waive their right to bring claims on a class, collective or representative basis. Additionally, the parties agree that to the fullest extent permitted by law, the Bank and Executive agree to submit claims on behalf of themselves only, and not on behalf of any other person, and any claims by Executive will not be joined, consolidated, or heard together with claims of any other employee. Nothing in this Agreement shall be interpreted to mean that employees are precluded from filing complaints with the California Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency.

2. Required Notice Of Claims And Statute Of Limitations. Executive may initiate arbitration by serving or mailing a written notice to the Board of Directors of the Bank at the Bank’s headquarters office, currently located in La Jolla, California, care of the Corporate Secretary. The Bank may initiate arbitration by serving or mailing a written notice to Executive at Executive’s last known address. The written notice must specify the claims asserted against the other party. Notice of any claim sought to be arbitrated must be served within the limitations period established by applicable law.

3. Arbitration Procedures. After demand for arbitration has been made by serving written notice under the terms of Section 2 of this Arbitration Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association (“AAA”). Except as otherwise provided in this Arbitration Agreement, the arbitration will be conducted according to the then applicable arbitration rules of AAA for the arbitration of employment disputes, which can be viewed at http://www.adr.org/employment. The Bank will provide a copy of these rules to Executive upon request.

4. Discovery. Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of AAA for the arbitration of employment disputes. Any disputes between the parties regarding the nature or scope of discovery shall be decided by the arbitrator.

5. Choice of Law. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the claim(s) asserted. The arbitrator shall have authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Arbitration Agreement, including but not limited to any claim that all or any part of this Arbitration Agreement is void or voidable.

6. Summary Adjudication. Either party may file a motion for summary adjudication with the arbitrator. The arbitrator is entitled to resolve some or all of the asserted claims through such a motion. The arbitrator shall hear and issue a written ruling upon summary adjudication motions brought by either party, The standards to be applied by the arbitrator in ruling on a motion for summary adjudication shall be the applicable laws as specified in Section 5 of this Arbitration Agreement.

7. Application For Emergency Injunctive And/Or Other Equitable Relief. Claims by the Bank or Executive for emergency injunctive and/or other equitable relief shall be subject to the then current version of the AAA’s Optional Rules for Emergency Measures of Protection set forth within the AAA’s Commercial Dispute Resolution Procedures, which can be viewed at https://www.adr.org/sites/default/files/Commercial-Rules-Web.pdf. The Bank will provide a copy of these rules to Executive upon request. The AAA shall appoint a single emergency arbitrator to handle the claim(s) for emergency relief. Where application for emergency injunctive and/or other equitable relief involves claims of unfair competition and/or the use or unauthorized disclosure of trade secrets and/or confidential information, the emergency arbitrator selected by the AAA shall be either a retired judge or an individual experienced in handling matters involving claims for emergency injunctive and/or other equitable relief relating to such claims.

8. Arbitration Decision. The arbitrator’s decision shall be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. The arbitrator shall have the power to award any type of relief that would be available in court. The arbitrator’s decision and/or award shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

9. Place Of Arbitration. The arbitration shall be held at a mutually convenient location, which must be within 50 miles of Executive’s last employment location with the Bank. If the parties cannot agree upon a location, then the arbitration shall be held at AAA’s office nearest to Executive’s last employment location with the Bank.

10. Modification and Severability. The parties intend that this Arbitration Agreement be limited to those claims that may legally be subject to a pre-dispute arbitration agreement under applicable law. A court or arbitrator construing this Arbitration Agreement may therefore modify or interpret it to render it enforceable. Should any portion of this Arbitration Agreement be found to be unenforceable, such portion shall be severed from this Arbitration Agreement, and the remaining portions shall continue to be enforceable.

11. Section Headings. The section headings of this Arbitration Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in interpretation of any provisions hereof.

12. Construction. This Arbitration Agreement shall not be interpreted for or against any party on the basis that such party or its legal representative caused part or all of this Arbitration Agreement to be drafted.

13. Consideration. The Bank’s employment of and compensation paid to Executive, and the promises by the Bank and Executive to arbitrate differences rather than litigate them before courts or other bodies, provide sufficient consideration for this Arbitration Agreement.

14. Fees and Costs. Each party may be represented by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representative’s fees. However, if any party prevails on a statutory claim which affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party. In no event shall Executive be required to pay administrative fees, including arbitrator’s fees, beyond the fees which would have been incurred by Executive, if any, had the dispute(s) arbitrated under this Arbitration Agreement been litigated in state or federal court; the Bank shall be responsible for all administrative fees exceeding such amount.

15. Enforcement of Arbitration Agreement. Should any party file a court action concerning or refuse to arbitrate a claim subject to arbitration under this Arbitration Agreement, the other party shall be entitled to recover its costs and reasonable attorneys’ fees incurred in enforcing this Arbitration Agreement in court.

16. Sole And Entire Agreement. This Arbitration Agreement expresses the entire agreement of the parties concerning its subject matter and there are no other agreements, oral or written, concerning arbitration, except as provided herein, and except for the Employment Agreement which incorporates this Arbitration Agreement by reference. By itself, this Arbitration Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

17. Requirements for Modification or Revocation. This Arbitration Agreement shall survive the termination of Executive’s employment. It can only be revoked or modified by a writing signed by the chairman of the board of directors of the Bank and Executive, that specifically states an intent to revoke or modify this Arbitration Agreement.

18. Waiver of Jury Trial/Exclusive Remedy. EXECUTIVE AND THE BANK WAIVE ANY CONSTITUTIONAL OR STATUTORY RIGHT TO HAVE ANY DISPUTE BETWEEN THEM COVERED BY THE TERMS OF THIS ARBITRATION AGREEMENT DECIDED BY A JURY AND/OR IN A COURT OF LAW.

19. Voluntary Agreement. EXECUTIVE AND THE BANK ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ THIS ARBITRATION AGREEMENT, UNDERSTANDS ITS TERMS, AND AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THEM RELATING TO THE SUBJECTS COVERED IN THE ARBITRATION AGREEMENT ARE CONTAINED IN IT. EACH PARTY HAS VOLUNTARILY ENTERED INTO THE ARBITRATION AGREEMENT WITHOUT RELIANCE ON ANY PROVISIONS OR REPRESENTATIONS BY THE OTHER, ASIDE FROM THOSE CONTAINED IN THIS ARBITRATION AGREEMENT OR THE EMPLOYMENT AGREEMENT INTO WHICH IT IS INCORPORATED BY REFERENCE.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT AND THE EMPLOYMENT AGREEMENT WITH PRIVATE LEGAL COUNSEL AND HAVE UTILIZED THAT OPPORTUNITY TO THE EXTENT DESIRED.

I HAVE READ, UNDERSTAND, AND AGREE TO THE FOREGOING.

Dated: 9/5/2023	/s/ Cory Stewart
Cory Stewart, Executive

CALPRIVATE BANK,
a California state-chartered bank

Dated: 9/5/2023	By:	/s/ Richard L. Sowers
Richard L. Sowers, President & Chief Executive
Officer